Exhibit 99.1

Grocery Outlet Holding Corp. Announces Retirement of Vice Chairman of the Board MacGregor Read
MacGregor Read retires after nearly 30 years of service
Emeryville, CA – September 2, 2022 – Grocery Outlet Holding Corp. (NASDAQ: GO) ("Grocery Outlet" or the "Company") today announced the retirement of S. MacGregor Read, Jr., Vice Chairman of the Company’s Board of Directors, effective September 1, 2022.
"After 16 years of service on our Board and nearly 30 years as part of the Grocery Outlet team, the impact MacGregor has had on the trajectory and success of our business is unmatched," said Grocery Outlet CEO Eric Lindberg. "MacGregor has been a steadfast and strategic partner to me and the rest of the leadership team, helping build and solidify the most unique aspects of our business model – how we buy and how we sell."
"I want to thank Eric and the entire Grocery Outlet family for the best three decades of my life," said Mr. Read. "While I step away and enjoy this next chapter, I look forward to watching the continued success of Grocery Outlet. I have the utmost confidence in the leadership team, our unique model and independent operators who bring our treasure hunt shopping experience to customers across the country each day."
Mr. Read began his career with Grocery Outlet as an intern in 1993 before moving on to work in various areas of the Company, including purchasing, retail merchandising, real estate and construction. In 2006, he and Mr. Lindberg were appointed co-CEOs of the Company. Under Mr. Read’s tenure, the Company experienced significant growth in sales and store count as its national footprint expanded. In 2018, Mr. Read was named Executive Vice-Chairman, and in 2020 he transitioned to Vice Chairman of the Board.
About Grocery Outlet:
Based in Emeryville, California, Grocery Outlet is a high-growth, extreme value retailer of quality, name-brand consumables and fresh products sold through a network of independently operated stores. Grocery Outlet has more than 420 stores in California, Washington, Oregon, Pennsylvania, Idaho, Nevada, New Jersey and Maryland.
INVESTOR RELATIONS CONTACT:
Arvind Bhatia, CFA
(510) 704-2816
abhatia@cfgo.com
MEDIA CONTACT:
Layla Kasha
(510) 379-2176
lkasha@cfgo.com